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                                                                    EXHIBIT 11.1


                  HOLLYWOOD CASINO CORPORATION AND SUBSIDIARIES
               STATEMENT RE COMPUTATION OF PER SHARE (LOSS) INCOME
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


                                                                         Year ended December 31,
                                                 ------------------------------------------------------------------------
                                                     1999           1998          1997           1996           1995
                                                 -------------  ------------  -------------  -------------  -------------

 Calculation of (loss) income:
  Net (loss) income before
  extraordinary items                            $(51,318,000)  $(1,269,000)  $(17,132,000)  $(55,293,000)  $  6,520,000
  Extraordinary items                             (30,353,000)     (336,000)      (215,000)             -    (23,808,000)
                                                 ------------   -----------   ------------   ------------   ------------

 Net (loss) income to common
  stockholders                                   $(81,671,000)  $(1,605,000)  $(17,347,000)  $(55,293,000)  $(17,288,000)
                                                 ============   ===========   ============   ============   ============

 Calculation of number of shares:
  Weighted average shares
   outstanding used for basic
   per share calculation                           24,950,000    24,946,000     24,833,000     24,721,000     24,602,000

  Weighted average options
   outstanding (1)                                          -             -              -              -        248,000
  Weighted average warrants
   outstanding (1)                                          -             -              -              -              -
                                                 ------------   -----------   ------------   ------------   ------------

 Weighted average shares
  outstanding used for diluted
  per share calculation                            24,950,000    24,946,000     24,833,000     24,721,000     24,850,000
                                                 ============   ===========   ============   ============   ============

 Basic per share data:
  Net (loss) income to common
   stockholders before
   extraordinary items                           $      (2.05)  $     (0.05)  $      (0.69)  $      (2.24)  $       0.27
  Extraordinary items                                   (1.22)        (0.01)         (0.01)             -          (0.97)
                                                 ------------   -----------   ------------   ------------   ------------

 Net (loss) income to common
  stockholders                                   $      (3.27)  $     (0.06)  $      (0.70)  $      (2.24)  $      (0.70)
                                                 ============   ===========   ============   ============   ============

  Diluted per share data:
   Net (loss) income to
   common stockholders
   before extraordinary items                    $      (2.05)  $     (0.05)  $      (0.69)  $      (2.24)  $       0.26
  Extraordinary items                                   (1.22)        (0.01)         (0.01)             -          (0.96)
                                                 ------------   -----------   ------------   ------------   ------------

  Net (loss) income to common
   stockholders                                  $      (3.27)  $     (0.06)  $      (0.70)  $      (2.24)  $      (0.70)
                                                 ============   ===========   ============   ============   ============
-----------------------
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 (1)  Not included for loss periods as the effect would be antidilutive.